Plexus Corp.
Fifth Amendment To Credit Agreement

This Fifth Amendment to Credit Agreement (herein, the “Amendment”) is entered into as of November 8, 2004, by and among Plexus Corp., a Wisconsin corporation (the “Borrower”), the Subsidiaries listed on the signature pages hereof, as Guarantors, the several financial institutions listed on the signature pages hereof, as Lenders, and Harris Trust and Savings Bank, as Administrative Agent for the Lenders.

Preliminary Statements

A. The Borrower, the Guarantors, the Lenders and the Administrative Agent are parties to a Credit Agreement dated as of October 22, 2003, as amended (the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

B. The Borrower has requested that the Lenders amend the definition of “Adjusted EBITDA” set forth in Section 5.1 of the Credit Agreement as it relates to certain charges against income, amend certain provisions relating to investments, loans and advances set forth in Section 8.9 of the Credit Agreement and make related changes to certain other covenants set forth in the Credit Agreement, delete the requirement that the Borrower deliver consolidating financial statements as part of its reporting obligations under the Credit Agreement and modify the Minimum EBITDA covenant set forth in Section 8.21(c), and the Required Lenders have agreed to do so, all on the terms and conditions hereinafter set forth.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Amendments.

Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement shall be and hereby is amended as follows:

1.1. Section 5.1 of the Credit Agreement is hereby amended by adding the following new defined terms thereto, each in its appropriate place in the alphabetical sequence:

“Fifth Amendment” means that certain Fifth Amendment to Credit Agreement dated as of October    , 2004 by and among the Borrower, the Guarantors, the Lenders and Harris Trust and Savings Bank, as Administrative Agent.

“Fifth Amendment Effective Date” means the date the Fifth Amendment becomes effective in accordance with its terms.

1.2. Section 5.1 of the Credit Agreement is hereby further amended by deleting the definition of “Adjusted EBITDA” set forth therein and replacing it with a new definition, to read in its entirety as follows:

“Adjusted EBITDA” means, with reference to any period, the sum of (a) EBITDA for such period, (b) without duplication of amounts included in clause (a), EBITDA of the Acquired Business subject of any Permitted Acquisition consummated during such period for that portion of such period prior to the consummation of such Permitted Acquisition, (c) one-time non-cash restructuring charges incurred during such period (but limited to such charges incurred during the fourth fiscal quarter of 2004 or the first or second fiscal quarters of 2005) as described in the Borrower’s presentation to the Lenders dated October 19, 2004 in an amount not to exceed $13,000,000 in the aggregate, and (d) all non-cash restructuring and other non-recurring non-cash charges for such period other than those included within Adjusted EBITDA pursuant to another clause of this definition (not to exceed $20,000,000 in aggregate from July 13, 2004 through the Revolving Credit Termination Date), provided that, for the purposes of this clause (d), one-time charges representing accruals for Operating Lease payments shall be deemed by the parties hereto to be non-cash charges notwithstanding any contrary treatment of such charges under GAAP.

1.3. Each of clauses (b), (c) and (d) of Section 8.5 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(b) as soon as available, and in any event within thirty (30) days after the last day of each calendar month, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of such month and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the month and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer or another officer of the Borrower acceptable to the Administrative Agent; provided, that (x) if at any time the Borrower’s financial statements delivered pursuant to clauses (c) and (d) below and accompanying compliance certificates for its two most recently-ended fiscal quarter reporting periods show that Adjusted EBITDA (as calculated to determine compliance with Section 8.21(d) hereof for the four fiscal quarters then ended) exceeded $60,000,000 at the end of both such reporting periods, then the Borrower shall no longer be obligated to deliver the financial statements referred to in this clause (b) and (y) if at any time thereafter the Borrower’s financial statements delivered pursuant to clauses (c) and (d) below and accompanying compliance certificate show that Adjusted EBITDA (as calculated to determine compliance with Section 8.21(d) hereof for the four fiscal quarters then ended) is less than $60,000,000, then the Borrower shall once again be obligated to deliver the financial statements referred to in this clause (b);

(c) as soon as available, and in any event within forty-five (45) days after the close of each fiscal quarter of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of such fiscal quarter and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer or another officer of the Borrower acceptable to the Administrative Agent;

(d) as soon as available, and in any event within ninety (90) days after the close of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion of PricewaterhouseCoopers LLP or another firm of independent public accountants of recognized national standing, selected by the Borrower and reasonably satisfactory to the Administrative Agent and the Required Lenders, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards;

1.4. Clause (g) of Section 8.5 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(g) as soon as available, and in any event within thirty (30) days after the beginning of each fiscal year of the Borrower, a copy of the Borrower’s consolidated operating budget for such fiscal year, such operating budget to show the Borrower’s projected consolidated revenues, expenses and balance sheet on a quarter-by-quarter basis, such operating budget to be in reasonable detail prepared by the Borrower and in form satisfactory to the Administrative Agent and the Required Lenders (which shall include a summary of all assumptions made in preparing such operating budget);

1.5. Section 8.7 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

Section 8.7. Borrowings and Guaranties. The Borrower shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a) the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability of the Borrower and its Subsidiaries owing to the Administrative Agent and the Lenders (and their Affiliates);

(b) purchase money indebtedness and Capitalized Lease Obligations of the Borrower and its Subsidiaries in an amount not to exceed $40,000,000 in the aggregate at any one time outstanding;

(c) obligations of the Borrower arising out of interest rate, foreign currency, and commodity hedging agreements entered into with financial institutions in the ordinary course of business;

(d) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(e) intercompany indebtedness from time to time owing among the Borrower and its Subsidiaries, to the extent permitted by Section 8.9 hereof;

(f) indebtedness secured by Liens permitted by Section 8.8(h) hereof;

(g) unsecured indebtedness of the Borrower and its Subsidiaries not otherwise permitted by this Section in an amount not to exceed $10,000,000 in the aggregate at any one time outstanding, provided that this clause (g) shall not be understood to permit intercompany loans or advances not otherwise permitted pursuant to Section 8.9 hereof;

(h) guarantees existing on the Closing Date and listed on Schedule 8.7 hereto; and

(i) unsecured guarantees by the Borrower or any Subsidiary of indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time.

1.6. Section 8.9 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

Section 8.9. Investments, Acquisitions, Loans and Advances. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b) investments in commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P maturing within one year of the date of issuance thereof;

(c) investments, for periods not to exceed 30 days in the case of any such investment, in taxable preferred, auction rate securities of corporate issuers rated at least Aaa by Moody’s or at least AAA by S&P;

(d) investments in certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

(e) investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (d) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(f) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the foregoing clauses (a), (b), (c), (d) and (e);

(g) the Borrower’s equity investments from time to time in the Domestic Subsidiaries, and equity investments made from time to time by a Domestic Subsidiary in one or more of the other Domestic Subsidiaries;

(h) loans and advances from time to time among the Borrower and the Domestic Subsidiaries;

(i) loans and advances made from time to time by the Borrower or any Domestic Subsidiary to any Foreign Subsidiary in the ordinary course of business to finance working capital needs;

(j) the U.K. Loan, the Malaysia Loans and the Mexico Loan, each as defined in that certain Fourth Amendment to Credit Agreement dated as of August 5, 2004 by and among the Borrower, the Guarantors, the Lenders and the Administrative Agent;

(k) the Borrower’s equity investments in the Foreign Subsidiaries existing on the Fifth Amendment Effective Date, equity investments made from time to time by a Foreign Subsidiary in one or more of the other Foreign Subsidiaries, and any loans and advances from time to time among the Foreign Subsidiaries;

(l) equity investments, loans and advances by the Borrower or any Domestic Subsidiary to any Foreign Subsidiary, in addition to those permitted pursuant to the foregoing clauses (i), (j) and (k), in an amount not to exceed, when taken together with the value of any Property transferred pursuant to Section 8.10(b)(iii) hereof, $30,000,000 in the aggregate at any one time outstanding;

(m) Permitted Acquisitions; and

(n) other investments, loans, and advances in addition to those otherwise permitted by this Section in an amount not to exceed $5,000,000 in the aggregate at any one time outstanding, provided that no additional equity investments, loans or advances by the Borrower or any Domestic Subsidiary in or to any Foreign Subsidiary shall be permitted pursuant to this clause (n).

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

1.7. Section 8.10 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

Section 8.10. Mergers, Consolidations and Sales. The Borrower shall not, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that so long as no Default or Event of Default exists (except as otherwise permitted by the Security Agreement) this Section shall not apply to nor operate to prevent:

(a) the sale or lease of inventory in the ordinary course of business;

(b) the sale, transfer, lease or other disposition in the ordinary course of business of Property of (i) the Borrower and the Domestic Subsidiaries to one another, (ii) the Foreign Subsidiaries to one another, and (iii) the Borrower or any Domestic Subsidiary to any Foreign Subsidiary, provided that any sale, transfer, lease or other disposition permitted under this clause (iii) shall, for the purposes of calculating compliance with the provisions of Section 8.9(l) hereof, be treated as an equity investment in the Foreign Subsidiary receiving such Property in an amount equal to the excess of the fair market value of the Property received by such Foreign Subsidiary over the amount of any consideration tendered by it for such Property;

(c) the merger of any Subsidiary with and into the Borrower or any other Subsidiary, provided that, (i) in the case of any merger involving the Borrower, the Borrower is the corporation surviving the merger and (ii) no Domestic Subsidiary shall be permitted to merge into any Foreign Subsidiary;

(d) the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

(e) the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of the Borrower or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business; and

(f) the sale, transfer, lease or other disposition of Property of the Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrower and its Subsidiaries not more than $10,000,000 during any fiscal year of the Borrower, provided that no additional sales, transfers, leases or other dispositions of Property by the Borrower or any Domestic Subsidiary to any Foreign Subsidiary shall be permitted pursuant to this clause (f).

1.8. Section 8.12 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

Section 8.12. Dividends and Certain Other Restricted Payments. The Borrower shall not, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same; provided, however, that the foregoing shall not operate to prevent (i) the declaration or payment of dividends or distributions by any Subsidiary to the Borrower or (ii) the declaration or payment of dividends or distributions on its capital stock or other equity interests by the Borrower, or the purchase, redemption or other acquisition by the Borrower of its capital stock or other equity interests or any warrants, options or similar instruments to acquire the same, provided that no Default or Event of Default exists or would be caused thereby.

1.9. Section 8.21(c) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(c) Minimum Adjusted EBITDA. As of the last day of each fiscal quarter of the Borrower set forth below, the Borrower shall have earned Adjusted EBITDA for the most recent four fiscal quarters of the Borrower then ended in an amount not less than the following:

Minimum Adjusted EBITDA
Fiscal Quarter Ending:	shall not be less than
June 30, 2004	$30,000,000
September 30, 2004	$35,000,000
December 31, 2004	$37,500,000
March 31, 2005	$37,500,000
Each fiscal quarter ending thereafter	$40,000,000

Section 2. Conditions Precedent.

Upon the satisfaction of the following conditions precedent, this Amendment shall become effective as of and with effect from and after the date first above written:

2.1. The Borrower, the other Guarantors and the Required Lenders shall have executed and delivered this Amendment.

2.2. The Borrower shall have paid to the Administrative Agent for the ratable account of the Lenders an amendment fee in the amount of 0.10% of the aggregate Revolving Credit Commitments.

2.3. The Borrower shall have paid to the Administrative Agent such fees as are required to be paid pursuant to the terms of a letter between the Administrative Agent and the Borrower dated October    , 2004.

Section 3. Representations.

In order to induce the Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Lenders that as of the date hereof the representations and warranties set forth in Section 6 of the Credit Agreement as amended hereby are and shall be and remain true and correct (except that the representations contained in Section 6.5 of the Credit Agreement shall be deemed to refer to the most current financial statements of the Borrower delivered to the Lenders) and that the Borrower is in compliance with the terms and conditions of the Credit Agreement as amended hereby and no Default or Event of Default has occurred and is continuing under the Credit Agreement as amended hereby or shall result after giving effect to this Amendment.

Section 4. Miscellaneous.

4.1. The Borrower and the other Guarantors (collectively, the “Credit Parties”) have heretofore executed and delivered to the Lenders the Collateral Documents. The Credit Parties hereby acknowledge and agree that the Liens created and provided for by the Collateral Documents continue to secure, among other things, the Obligations arising under the Credit Agreement as amended hereby; and the Collateral Documents and the rights and remedies of the Lenders thereunder, the obligations of the Borrower, and the other Guarantors thereunder, and the Liens created and provided for thereunder, remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

4.2. By executing this Amendment in the place provided for that purpose below, each Guarantor hereby consents to the Amendment to the Credit Agreement as set forth herein and confirms that its obligations thereunder remain in full force and effect. Each Guarantor further agrees that the consent of such Guarantor to any further amendments to the Credit Agreement shall not be required as a result of this consent having been obtained.

4.3. Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

4.4. The Borrower agrees to pay on demand all reasonable third party costs and expenses incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of counsel for the Administrative Agent.

4.5. This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.

[Signature Pages to Follow]

This Fifth Amendment to Credit Agreement is entered into as of November 8, 2004.

Borrower

Plexus Corp.

By /s/ George W.F. Setton
Name: George W.F. Setton
Title: Treasurer

Guarantors

Plexus Services Corp.

By /s/ George W.F. Setton
George W.F. Setton
Treasurer

Plexus Intl. Sales & Logistics, LLC

By /s/ George W.F. Setton
George W.F. Setton
Treasurer

Plexus QS, LLC

By /s/ George W.F.Setton
George W.F. Setton
Treasurer

Plexus International Services, Inc.

By /s/ Angelo Ninivaggi
Name: Angelo Ninivaggi
Title: President

PTL Information Technology Services Corp.

By /s/ Angelo Ninivaggi
Name: Angelo Ninivaggi
Title: President

Lenders
Harris Trust and Savings Bank, in its
individual capacity as a Lender and as
Administrative Agent

By /s/ Michael M. Fordney
Name: Michael M. Fordney
Title: Vice President

LaSalle Bank National Association

By /s/ Lou D. Banach
Name: Lou D. Banach
Title: Senior Vice President

National City Bank

By /s/ Tiffany Cozzolino
Name: Tiffany Cozzolino
Title: Vice President

The Bank of Tokyo — Mitsubishi, Ltd.,
Chicago Branch

By /s/ Shinichiro Munechika
Name: Shinichiro Munechika
Title: Deputy General Manager

Wells Fargo Bank, National Association

By /s/ Joan F. Kinate
Name: Joan F. Kinate
Title: Vice President

Royal Bank of Canada

By /s/ Stephanie Babich-Allegra
Name: Stephanie Babich-Allegra
Title: Authorized Signatory

Bank of America, N.A.

By /s/ James P. Johnson
Name: James P. Johnson
Title: Senior Vice President

KeyBank National Association

By /s/ Vijaya Kulkarni
Name: Vijaya Kulkarni
Title: AVP

U.S. Bank National Association

By /s/ Caroline V. Krider
Name: Caroline V. Krider
Title: Vice President & Senior Lender